Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports relating to the financial statements and financial statement schedule of Georgia Power Company (the “Company”) dated February 19, 2019, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 25, 2019